As filed with the Securities and Exchange Commission on February 14, 2001

                                                    Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            U.S. ENERGY SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
                               ------------------

            DELAWARE                                   52-1216347
 (State or Other Jurisdiction                         (IRS Employer
of Incorporation or Organization)                   Identification No.)

                           One North Lexington Avenue
                                    4th Floor
                          White Plains, New York 10601
                                 (914) 993-6443
     Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                -----------------
                                  GORAN MORNHED
                      CHIEF OPERATING OFFICER AND PRESIDENT
                            U.S. ENERGY SYSTEMS, INC.
                           One North Lexington Avenue
                                    4th Floor
                          White Plains, New York 10601
                                 (914) 993-6443
            Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------
                          COPIES OF COMMUNICATIONS TO:

                             ALLEN J. ROTHMAN, ESQ.
                             ROBINSON BROG LEINWAND
                          GREENE GENOVESE & GLUCK P.C.
                           1345 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10105-0143
                                 (212) 603-6366
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.
                               -------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]


                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------------- --------------------------------- ------------------------------
 TITLE OF SHARES TO BE     AMOUNT TO BE REGISTERED       PROPOSED MAXIMUM AGGREGATE      AMOUNT OF REGISTRATION FEE
      REGISTERED                                             OFFERING PRICE(1)
------------------------ ---------------------------- --------------------------------- ------------------------------
Common Stock, par                  597,917                     $3,101,694.41                       $775.42
value $0.01 per share
------------------------ ---------------------------- --------------------------------- ------------------------------

--------------

(1) Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c), based on the average of the high and low price for the Common Stock reported by the NASDAQ Stock Market on February 12, 2001 of $5.1875 per share.

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                               FEBRUARY [ ], 2001


                            U.S. ENERGY SYSTEMS, INC.


                         597,917 SHARES OF COMMON STOCK

                                ($0.01 PAR VALUE)

                              ---------------------


         The selling stockholders may offer up to 597,917 shares of our common stock. The selling stockholders obtained their shares as consideration for a transaction involving the purchase by us of an interest in one of the selling stockholders. One of the selling shareholders Castlebridge Partners LLC (568,750 shares) is registering its shares in order to induce its lender to accept a portion of the shares as collateral for business financing. Castlebridge Partners LLC has no present intention of selling any of the shares included in this registration statement and may not sell such shares without our prior consent.

         We will not receive any proceeds from the sale of common stock under this prospectus.

         Our common stock is listed on the NASDAQ SmallCap Stock Market under the symbol "USEY". On February 13, 2001, the closing price of our common stock as reported by NASDAQ was $5.1875 per share.

         The selling stockholders may offer the shares through public or private transactions, on or off NASDAQ, at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through agents, dealers or underwriters.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                              ---------------------


         Neither the Securities and Exchange Commission nor any state security commission has approved or disapproved of these shares or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                              ---------------------


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.


                THE DATE OF THIS PROSPECTUS IS FEBRUARY [ ], 2001

                                TABLE OF CONTENTS


                                                                          PAGE

Prospectus Summary                                                         3
Risk Factors                                                               6
Note Regarding Forward-Looking Statements                                  12
Use Of Proceeds                                                            12
Selling Stockholders                                                       13
Plan Of Distribution                                                       14
Indemnification for Securities Act Liabilities
Legal Matters                                                              14
Experts                                                                    15
Where You Can Find More Information                                        15



                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 12 FOR MORE INFORMATION ABOUT OUR COMPANY AND OUR FINANCIAL STATEMENTS. IN THIS PROSPECTUS, REFERENCES TO "U.S. ENERGY," OUR "COMPANY," "WE," "OUR" AND "US" REFER TO U.S. ENERGY SYSTEMS, INC.

         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.


                            U.S. ENERGY SYSTEMS, INC.

THE COMPANY

         We are an independent power producer that generates clean, efficient energy. We develop, own and operate cogeneration plants and renewable ("green") energy plants in the United States which produce electricity for sale either to direct end users or to wholesale buyers. We also operate an environmental business focusing principally in the Midwestern United States which furnishes a variety of environmental services.

         Since the spring of 2000, we have taken several important steps, described in further detail below, which we believe will improve our financial and business condition including hiring a new senior management team, obtaining substantial new outside partners, obtaining additional equity financing and entering into an agreement respecting a substantial merger transaction.

         Our executive offices are located at One North Lexington Avenue, White Plains, New York 10601. Our telephone number is (914) 993-6443

         Our current operating energy projects and facilities include:

o STEAMBOAT 1 AND 1A GEOTHERMAL POWER PLANTS. Our 95%-owned subsidiary, Steamboat Envirosystems, LLC, owns Steamboat 1 and 1A, two geothermal power plants in Steamboat Hills, Nevada. Steamboat 1 and 1A produce a combined seven megawatts (net output) of electric power which is sold under two power purchase agreements with Sierra Pacific Power Company.

o PLYMOUTH STATE COLLEGE, NEW HAMPSHIRE. We own a 50% interest in Plymouth Cogeneration Limited Partnership which owns and operates a cogeneration plant producing 2.8 megawatts (net output) of electricity and 25 million BTUs of heat at Plymouth State College, in Plymouth, New Hampshire. The Plymouth facility provides 100% of the electrical and heating requirements for the campus, which is a part of the University of New Hampshire system, under a 20-year contract.

         In August 2000 we acquired a 25% interest in Castlebridge Partners LLC, a partnership specializing in energy-related risk management services.

         In October 2000, we entered into a joint venture development agreement with Cinergy Solutions, Inc., an indirect subsidiary of Cinergy Corp. a diversified energy company traded on the New York Stock Exchange (CIN) with assets in excess of $8 billion and a market capitalization in excess of $7.4 billion. In connection with the agreement Cinergy Solutions, Inc. invested $3.5 million in us in exchange for 583,333 shares of our common stock and had one of its senior executives join our board.

         In November 2000 we entered into agreements respecting a merger transaction with Zahren Alternative Power Company ("Zapco") in which Zapco shall be the surviving corporation, owned 54.3% by us and 45.7% by Cinergy Energy Solutions, Inc. ("Cinergy Energy") an indirect subsidiary of Cinergy Corp. Upon consummation of the merger transaction, Zapco will operate 28 landfill gas-to-energy projects and a natural gas fired cogeneration plant with approximately 60 megawatts of aggregate electrical generating capacity. see "Recent Developments".


         Our wholly owned subsidiary American Enviro-Services is a primary supplier of a broad range of environmental services in the mid-western United States including, air permitting, waste water treatment and regulatory consulting.


         While separate from our energy division, the environmental division provides our energy operations with in-house expertise on pertinent environmental issues which adds value to our current operations and development projects.

         We intend to increase the use of our environmental division in our energy operations, and to expand this segment of our business through internal growth and acquisitions.

RECENT EVENTS

         On November 28, 2000, we entered into a merger agreement (the "Zapco Merger Agreement") pursuant to which Zapco and our subsidiary, USE Acquisition Corp ("US Energy Sub"), will merge (the "Zapco Merger"), with Zapco being the surviving corporation, and owned by US Energy Sub's shareholders. We and Cinergy Energy will be the shareholders of US Energy Sub immediately before the Zapco Merger.

         In this Zapco Merger, we will pay Zapco's shareholders the following aggregate merger consideration for their Zapco shares:

o             $12 million in cash,

o a contingent cash payment of $800,000 eighteen (18) months after the Zapco Merger,

o 1,666,667 shares of our common stock, subject to increase if the average closing price of the our common stock is less than $5.75 for the 20 consecutive trading days ending two days prior to the Zapco Merger,

o five-year warrants to purchase 500,000 shares of our common stock at an exercise price of $6.00 per share (the "Warrant Shares"). (If additional shares of our common stock are required to be delivered because the average closing price of our common stock is less than $5.75, the number of Warrant Shares issuable will be reduced by the number of additional shares we issue).

o             100,000 shares  of our Series C  Preferred  Stock. The  Series  C
              Preferred Stock:

                  is entitled to an aggregate liquidation preference of $3 million,

                  provides for annual cash dividends in the aggregate amount of $270,000 (subject to reduction to an aggregate of $180,000 annually under specified circumstances),

                  is convertible into an aggregate of 500,000 shares of our common stock subject to specified anti-dilution adjustments and an increase in the number of shares of our common stock into which it is convertible if 900 days after the Zapco Merger, the average closing price of our common stock is less than $4.80,

         The Zapco Merger Agreement provides for a post-closing reduction to the merger consideration in specified circumstances.

         Also on November 28, 2000, we entered into a subscription agreement with US Energy Sub and Cinergy Energy whereby Cinergy Energy agreed to buy from US Energy Sub immediately prior to the Zapco Merger all 4,574 shares of US Energy Sub's Class B Common Stock for $11,500,000 in cash. These shares represent 45.74% of US Energy Sub's common stock. We hold all 5,426 shares of Class A Stock which represents the remaining 54.26% of US Energy Sub's common stock. The Class A Common Stock and Class B Common Stock are identical except that the Class A Common Stock has superior voting rights with the result that we can appoint four of US Energy Sub's five directors and generally hold 80% of the voting power (with exceptions for, among other things, matters outside of the ordinary course of business). We have granted Cinergy Energy an option exercisable within two years after the Zapco Merger to convert its Class B Stock into an aggregate of 1,967,000 shares of our common stock and during that period we are entitled to acquire the Class B Stock for approximately $14,600,000. As a result, following the Zapco Merger, we and Cinergy Energy will be the sole shareholders of the surviving corporation.

         Completion of the Zapco Merger (and the closing of the transactions contemplated by the subscription agreement) is subject to the satisfaction of numerous conditions, including stockholder approval, the consummation of various transactions by Zapco, the payment of a note issued to us in the aggregate principal amount of approximately $7.74 million and the consent of Zapco's principal bank. No assurance can be given that such transactions or the Zapco Merger will be completed.

         As of the consummation of the merger Zapco, which is based in Avon, Connecticut will operate 28 landfill gas-to-energy projects, and a natural gas-fired cogeneration plant. Cogeneration plants provide both power and heat to their customers.

         In October 2000, we entered into a joint venture development agreement with Cinergy Solutions, Inc., an indirect subsidiary of Cinergy Corp. a diversified energy company traded on the New York Stock Exchange (CIN) with assets in excess of $8 billion and a market capitalization in excess of $7.4 billion. In connection with that agreement, Cinergy Solutions, Inc. invested $3.5 million in us in exchange for 583,333 shares of our common stock and had one of its senior executives join our board.

         On August 23, 2000, we issued 568,750 shares of our common stock to Castlebridge Partners, LLC ("Castlebridge") in exchange for an approximately 25% voting interest in Castlebridge, a consulting firm specializing in risk management for energy-related industries. This alliance enables us to broaden our product offerings to energy customers. In addition, we issued 29,167 shares to SPARKEnergy.com corporation as a finders' fee.

         On June 23, 2000, we issued 200,000 shares of our common stock in exchange for an approximately 31% voting interest in Marathon Capital, LLC ("Marathon Capital"), a finance company specializing in the origination, processing and financing of energy projects and businesses.

         Commencing the Spring 2000, we restructured our senior management. Our current senior management team consists of Goran Mornhed, President and Chief Operating Officer, Lawrence Schneider, Chief Executive Officer, Robert Benson, Chief Financial Officer, Barbara Farr, General Counsel and Leif Bergquist, Vice President for New Business. Mornhed, Farr and Bergquist were formerly affiliated with Trigen Energy Corporation, a New York Stock Exchange Company acquired by Suez Lyonnaise des Eaux in early 2000.

                                  RISK FACTORS

         You should carefully consider the following risks, together with the other information contained in this prospectus, before making any decisions. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock and warrants could decline.


RISKS RELATED TO US ENERGY:

WE HAVE HAD A HISTORY OF LOSSES SUBSTANTIALLY THROUGHOUT OUR EXISTENCE.

         We have a history of losses. Recent net losses before extraordinary items, litigation settlement costs and preferred stock dividends are as follows:

          For the year ended January 31, 1998................        ($752,000)
          For the year ended January 31, 1999................        ($522,000)
          For the year ended January 31, 2000................      ($1,205,000)
          For the nine months ended October 31, 2000.........      ($1,144,000)

(Losses for the nine months ended October 31, 2000 include approximately $1.9 million of non-recurring changes, 1.3 million of which are non-cash charges).

WE HAVE ENTERED INTO THE ZAPCO MERGER AGREEMENT WITH ZAPCO BUT WE CANNOT BE CERTAIN THAT THE ZAPCO MERGER WILL BE CONSUMMATED OR THAT IT WILL PROVE PROFITABLE FOR US IF IT IS CONSUMMATED

         Because there are numerous conditions to the completion of the Zapco Merger (including the election of Bernard Zahren and Mark Strauch to our board of directors, Zapco's obtaining the consent of its principal lenders, Cinergy Energy's paying $11.5 million to acquire an interest in Merger Sub, Zapco completing various acquisitions and Energy Systems Investors paying to us a promissory note in the principal amount of approximately $7.74 million), we cannot be certain that the Zapco Merger will be consummated. If any of these conditions is not satisfied and not waived, the Zapco Merger will not be consummated.

         For the ten months ended October 31, 2000 and the years ended December 31, 1999 and 1998, Zapco had net losses of ($5,539,000), ($3,707,000) and
($685,000) respectively. We anticipate that the Zapco Merger will increase our earnings per share on a going forward basis, but we cannot be certain that it will be so. Factors that may result in the Zapco Merger not increasing earnings per share are discussed more fully herein. No assurance can be given that Zapco will become profitable. Even if Zapco becomes profitable, we do not know what rate of return we will realize on our investment.

IF WE CONSUMMATE THE ZAPCO MERGER, YOUR STOCK WILL BE SIGNIFICANTLY DILUTED.

         At present, 7,759,707 shares of our common stock are issued and outstanding. In addition, we have granted options and warrants for an additional 10,082,275 shares of our common stock. We have issued 1,138,888 shares of our Series A Preferred Stock, which are convertible into 4,555,552 shares of our common stock, and 398 shares of our Series B Preferred Stock, which are convertible into approximately 109,718 shares of our common stock.

         If the Zapco Merger and the related transactions are completed, we will have issued or be required to issue up to an additional 4,850,000 shares of our common stock which would represent approximately 18% of our common stock on a fully diluted basis after giving effect to such issuances.

WE MAY FACE SUBSTANTIAL IMPEDIMENTS TO COMPLETING FUTURE ACQUISITIONS AND DEVELOPMENT PROJECTS.

         Our future growth strategy depends on our ability to identify and acquire appropriate companies or power facilities in our existing lines of business and operating in related lines of business, our ability to develop new energy projects, our ability to integrate the acquired and developed operations effectively and our ability to increase our market share. Many of our competitors are better known companies with significantly greater financial resources. We cannot assure you that we will be able to identify viable acquisition candidates or development projects, that any identified candidates or development projects will be acquired or developed, that acquired companies or power facilities and developed projects will be effectively integrated to realize expected efficiencies and economies of scale, or that any acquisitions or development projects will prove to be profitable. Acquisition of companies or power facilities and project development requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions and development projects may further increase our capital requirements. In the event that acquisition candidates or development projects are not identifiable or acquisitions or development projects are prohibitively costly, we may be forced to alter our future growth strategy. As we continue to pursue our acquisition and development strategy in the future, our stock price, financial condition and results of operations may fluctuate significantly from period to period.

         There may be liabilities which we fail or are unable to discover in the course of performing due diligence investigations on each company or business we seek to acquire, including liabilities arising from non-compliance with federal, state or local environmental laws by prior owners, and for which we, as a successor owner, may be responsible. We generally seek to minimize our exposure to these liabilities by obtaining indemnification from each former owner, or customer, as applicable, which may be supported by deferring payment of a portion of the purchase price. However, we cannot assure you that those indemnifications, even if obtainable, enforceable and collectible, will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions or development projects.

WE HAVE LIMITED AVAILABLE CAPITAL, AND WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE.

         We believe that our current and anticipated cash flow from operations and from Zapco's financing sources and transactions described in the next risk factor will be sufficient to meet our (including Zapco's) anticipated cash requirements for the next twelve months, however, there can be no assurance in this regard. Moreover, we have in excess of approximately $5 million cash available at present. If we were unable to generate cash flows from operations to fund our working capital needs, we would be required to obtain additional equity or debt financing to continue to operate our business. In addition, we anticipate that some projects, if undertaken, will require us to raise additional capital. If we should require additional capital, there can be no assurance that this capital will be available to us, or if available, that it will be on terms acceptable to us. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. If additional financing for projects is not available on acceptable terms, we may have to cancel, decline or defer new projects. Any inability by us to obtain additional financing to meet cash or capital requirements, if required, may have a material adverse effect on our operations.

ZAPCO  HAS  SUBSTANTIAL   INDEBTEDNESS  AND  IN  CONNECTION  WITH  ITS  EXISTING
INDEBTEDNESS HAS AGREED TO SIGNIFICANT RESTRICTIONS UPON ITS OPERATIONS, INCLUDING ITS ABILITY TO USE ITS CASH.

         Zapco's indebtedness includes loan arrangements with John Hancock Life Insurance Company and its affiliated lenders ("John Hancock") and ABB Energy Capital LLC, which at December 31, 2000 amounted to approximately $55.5 million and $1.1 million, respectively. Upon consummation of the financing transaction with ABB Energy Capital LLC respecting Zapco's agreement to acquire various gas-to-energy projects from Yankee Energy Gas Company, which acquisition is expected to occur prior to the Zapco Merger (the "Yankee Energy transaction") and completion of the first phase of the Daimler Chrysler Corp. project in Toledo Ohio, the loan arrangement with ABB Energy Capital LLC shall increase to $14.8 million. Zapco has granted to John Hancock a security interest in a substantial portion of its assets and will grant ABB Energy Capital LLC a security interest in substantially all of the assets relating to the Yankee Energy transaction and the Daimler Chrysler Corp. project. Zapco has also agreed in these loan agreements to maintain a specified debt service coverage ratio and to restrictions respecting its right to engage in significant transactions outside the ordinary course of business, and to pay dividends to its shareholders (as a result of which Zapco may not be able to make dividends to US Energy). Further, revenues generated by the projects included in the collateral securing the John Hancock and ABB Energy Capital LLC loans, respectively, shall be delivered to John Hancock and ABB Energy Capital LLC respectively or their fiduciaries and released to Zapco only if conditions in the John Hancock and ABB Energy Capital LLC loan documents are satisfied including, without limitation, achievement of debt service coverage ratios.

WE RELY HEAVILY ON OUR EXECUTIVE MANAGEMENT.

         We rely heavily upon our executive officers and key employees, particularly Goran Mornhed, who joined us on May 10, 2000 as President and Chief Operating Officer, Lawrence I. Schneider, our Chief Executive Officer, and Bernard J. Zahren who will become our Chief Executive Officer upon consummation of the Zapco Merger. The loss of any of these persons could have a detrimental effect on us.

ALTHOUGH WE HAVE INSURANCE, IT MAY NOT COVER EVERY POTENTIAL RISK ASSOCIATED WITH OUR OPERATIONS.

         Although we maintain insurance of various types to cover many of the risks that apply to our operations, including $2,000,000 of general liability insurance as well as separate insurance for each project and separate insurance for the operations of American Enviro-Services, our insurance will not cover every potential risk associated with our operations. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on our financial condition and results of operations. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.


WE HAVE ISSUED MANY SECURITIES CONVERTIBLE INTO SHARES OF OUR COMMON STOCK AND WE HAVE MANY AUTHORIZED BUT UNISSUED SHARES OF OUR COMMON STOCK. THESE CONVERTIBLE SECURITIES AND UNISSUED SHARES MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY EVEN IF OUR BUSINESS IS DOING WELL.

         Excluding the securities to be issued in connection with the Zapco Merger and Cinergy Energy's investment, we have issued shares of our preferred stock, options, warrants and other securities convertible into 14,793,408 shares of our common stock. In addition, we have an additional 27,446,885 authorized and unissued shares plus 7,600 shares held in treasury. The market price of our common stock could drop significantly if the holders of these securities sell the underlying shares of common stock or if the market perceives that they are intending to sell them. The possibility that substantial amounts of our common stock may be issued or freely resold in the public market may adversely affect prevailing market prices for our common stock, even if our business is doing well.


RISKS RELATED TO OUR ENERGY BUSINESS:

THE ENERGY BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

         In addition to competition from electric utilities in the markets where our projects are located, our energy division also faces competition from approximately 150 companies currently involved in the cogeneration and independent power market throughout the United States. Some of these companies are larger and better financed than we are. Although we believe that we will be entering segments of the marketplace where we will not face extensive competition, we cannot assure you that we will be able to enter these markets or that there will not be competition in such markets.

WE MAY EXPERIENCE PROJECT DEVELOPMENT RISKS.

         Our ability to develop new projects is dependent on a number of factors outside our control, including obtaining power agreements, governmental permits and approvals, fuel supply and transportation agreements, electrical transmission agreements, site agreements and construction contracts. We cannot assure you that we will be successful in obtaining these agreements, permits and appraisals. Project development involves significant environmental, engineering and construction risks.

OUR BUSINESS OF OWNING AND OPERATING POWER PLANTS INVOLVES CONSIDERABLE RISKS.

         The operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines or other equipment or processes and performance below expected levels of output or efficiency. Although the facilities in which we are or will be involved contain some redundancies and back-up mechanisms, we cannot assure you that those redundancies or back-up mechanisms would allow the affected facility to perform under applicable power purchase agreements. Renewable energy projects such as geothermal and landfill gas-to-energy projects are dependent upon energy resource and fuel supplies which may experience significant adverse changes.

WE MAY LOSE OUR STATUS AS A QUALIFYING FACILITY.

         Under present federal law, we are not and will not be regulated as a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") as long as each power plant in which we have an interest is a qualifying facility under the Public utilities Regulatory Policies Act of 1978 ("PURPA"). A qualifying facility that is a cogeneration facility must produce not only electricity but also thermal energy for use in an industrial or commercial process or heating or cooling applications in specified proportions to the facility's total energy output and must meet specified energy efficiency standards. Under PURPA, a regulated electric utility company must purchase electricity at its avoided cost from an independent power plant which has qualifying facility status. Qualifying facility status is granted to power plants which use fossil fuel in a manner which allows for recovery and use of a specified percentage of otherwise rejected heat thereby achieving a higher degree of fuel efficiency. Qualifying facility status is also granted to power plants which use renewable energy sources, including geothermal, hydro, solar, wind, and waste products, without regard to heat recovery. A power plant using fossil fuel, which loses its ability to use recovered heat, could fall below the efficiency standards and thereby lose its qualifying facility status. The regulated electric utility company, which may have been required to purchase electricity from the power plant, could refuse to purchase that electricity once qualifying facility status was lost.

A SIGNIFICANT SOURCE OF ZAPCO'S REVENUES ARE GENERATED FROM SPECIAL TAX CREDITS PROVIDED FOR THE SALE OF LANDFILL GAS TO THIRD PARTIES AND THESE CREDITS WILL EXPIRE.

         Zapco benefits from Section 29 of the Internal Revenue Code of 1986, as amended (the "Code"). The Code provides that owners of landfill gas-to-energy sites that collect and sell landfill gas as a fuel are permitted to reduce their annual federal income tax liability with a tax credit based upon the volume of the landfill gas sold to unrelated third parties. The credit is available for landfill gas produced at sites that had existing gas collection facilities in place by June 30, 1998. These annual credits are available for qualifying sites until December 31, 2007, except that projects which were in operation prior to 1993 qualify for the tax credits only through 2002. Therefore the universe of projects eligible for credits is limited. The unavailability of these credits for future landfill gas-to-energy projects will make such future projects less appealing. The expiration of these credits for existing sites may make certain projects financially unviable.

WE MAY BE UNABLE TO ACQUIRE OR RENEW THE NUMEROUS PERMITS AND APPROVALS REQUIRED TO OPERATE POWER FACILITIES.

         The construction and operation of power generation facilities require numerous permits, approvals and certificates from governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we and Zapco believe that we each are in substantial compliance with all applicable rules and regulations and that each of our projects has the requisite approvals and is operated as required by applicable laws, our operations and projects require compliance with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new laws and regulations or amendments or revisions to existing laws and regulations which would have a materially adverse affect will not be adopted or revised, nor can there be any assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes and regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits, and may create a significant risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements or local opposition.

WE MAY FAIL TO COMPLY WITH ENVIRONMENTAL LAWS WHICH COULD RESULT IN SUBSTANTIAL REMEDIATION COSTS.

         As is the case in all power projects, strict environmental regulations established by federal, state and local authorities involving air and other emissions must be met. While we take reasonable precautions to ensure that applicable regulations are met and we do not undertake projects which do not or cannot meet these regulations, we cannot assure you that we are in continual compliance with all applicable regulations. Should a condition occur in which emissions standards at a specific project fall below allowable standards, there could be costs involved in remediating that condition. Additionally, as with all industrial sites, there are standards for the safe handling of fuels and chemicals which must be met. Again, we take reasonable precautions to ensure such standards are met. However, events may occur -- a fuel spillage for example -- which would require remediation with attendant costs.

ZAPCO'S PROJECTS ARE BASED UPON THE CONVERSION OF GASES ESCAPING FROM LANDFILL, AND THE AMOUNT OF GAS DIMINISHES OVER TIME.

         Zapco develops landfill gas-to-energy projects by obtaining rights to the landfill gas from public or privately owned landfills. The decomposition of solid waste causes the release of methane gas, carbon dioxide, and other gaseous material into the ground and atmosphere. Landfills can emit landfill gas for more than 30 years. Landfills generally produce gas in increasing volumes during their initial years of operation and for several years after they are closed. Then the gas volume gradually declines over ensuing years. Therefore each project is likely to produce less revenue after the first three years following the landfill closing, and may become unprofitable as the volume of gas continues to decline. Thus in many cases it is not profitable to maintain projects more than a certain number of years following the closing of the related landfill.

ZAPCO'S ILLINOIS PROJECTS BENEFIT FROM SPECIAL ILLINOIS RATE SUBSIDIES AND THESE ILLINOIS RATE SUBSIDIES MAY NO LONGER BE AVAILABLE

         Zapco's Illinois-based landfill gas-to-energy projects (including two projects included in the Yankee Energy transaction) benefit from certain rate subsidies provided under Illinois law (the "Illinois Retail Rate Law") to electric generating projects using certain renewable fuels. Such rate subsidies permit Zapco to sell electricity generated from its Illinois projects at below market rates on a profitable basis. Eligibility for the subsidies under the Illinois Retail Rate Law is based on compliance with the requirements contained in the Illinois Retail Rate Law and related regulations. Zapco believes it is in compliance with these requirements. However, Zapco would lose all or some of the benefits provided by the subsidy if it were found to be in non-compliance with these requirements, or as a result of modifications to the Illinois Retail Rate Law or its regulations or the expiration or repeal of the Illinois Rate Law. In such event, the revenues and profits from the affected Illinois projects may be adversely impacted.

THE MARKET RATES FOR GREEN POWER MAY DECLINE AFTER
ZAPCO'S POWER PURCHASE AGREEMENTS TERMINATE

         The rates at which Zapco currently sells electricity generated by its landfill gas-to-energy projects are currently governed by long term power purchase agreements. Upon the expiration of these power purchase agreements, Zapco may either enter into new power purchase agreements or sell power from these projects into the market. In either event, revenues, profits and value of Zapco's projects may be adversely affected after Zapco's current power purchase agreements terminate if market rates for power decline.

ZAPCO MAY BE ADVERSELY AFFECTED BY CHANGES IN LAW

         Zapco's operations are subject to extensive federal state and local laws, regulations and ordinances which are subject to change in ways that cannot be anticipated today and which may have an adverse impact on Zapco's operations and financial condition.

RISKS RELATED TO OUR ENVIRONMENTAL BUSINESS:

OUR ENVIRONMENTAL DIVISION MUST COMPLY WITH A VARIETY OF LAWS AND REGULATIONS. CHANGES IN THESE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         Our environmental operations must comply with federal, state, territorial, provincial and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for transfer and storage facilities, some collection vehicles, storage tanks and other facilities owned or operated by us, and these permits can be revoked or modified and must be renewed. Although we believe that our facilities meet federal, state and local requirements in all material respects, we may be required to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable regulatory requirements, including new regulations, to maintain existing permits and approvals, and to obtain the permits and approvals necessary to increase our capacity. In addition, environmental regulatory changes could cause us to spend additional funds for corrective action for past and current operations at our facilities.

         We believe that each of our facilities has all necessary operating permits and that each permit will be renewed at the end of its existing term. However, the issuance or renewal of any permit could include conditions requiring further capital expenditures or corrective actions.

         These factors could increase substantially our operating costs and impair our investment in our facilities. These regulations are administered by the United States Environmental Protection Agency and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor. The requirements are enforceable by injunctions and fines or penalties, including criminal penalties.

         The United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") imposes liability on current and former owners and operators for damages to natural resources and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. Hundreds of substances are defined as "hazardous" under

CERCLA and the release to the environment of these substances, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting this kind of cleanup can be significant. Even with our efforts to comply with applicable regulations and to avoid any unregulated release of hazardous substances to the environment, releases of these substances may occur as a result of our operations or those of our predecessors. Given the substantial costs involved in a CERCLA cleanup and the difficulty of obtaining insurance for environmental impairment liability, this liability could have a material impact on our business, financial condition and future prospects.

THE ENVIRONMENTAL BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

         The industrial waste industry is highly competitive. Our environmental division competes with local, regional and national companies of varying sizes, as well as counties and municipalities that maintain their own waste collection and disposal operations.
The key competitive factors within the industrial waste industry include:

                  the breadth of services offered; the price, quality and reliability of service; and the technical proficiency in handling waste properly.

         Knowledgeable customers are sensitive to the reputation and financial strength of the companies they use to collect, treat, recycle and dispose of their industrial waste primarily because customers, as the original generator of the waste, remain liable under federal and state environmental laws for improper disposal of waste. We cannot predict whether future competitive conditions will have a material effect on our business, financial condition or future prospects.

OUR ENVIRONMENTAL BUSINESS IS CYCLICAL AND ECONOMIC SLOW DOWNS IN THE BUSINESS CYCLE COULD ADVERSELY AFFECT US.

         The industrial waste and environmental spill response industries are cyclical. Industrial waste is dependent upon a stream of waste from industries which are cyclical. If those cyclical industries slow significantly, the business that we receive from those industries is likely to slow and our business would slow as a result. Also, our business is somewhat seasonal because less waste is received in winter months due to difficult working conditions.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements are indicated by words or phrases such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and our industry and involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors more fully described in "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to our Company or persons acting on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders hereunder. We have agreed to pay all of the expenses, estimated to be approximately $13,166, related to this offering.

                              SELLING STOCKHOLDERS

         The following table provides information regarding the beneficial ownership of the common stock by the selling stockholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares.

------------------------------------ -------------------------------- -------------- ---------------------------------
    NAME AND ADDRESS OF SELLING       OWNERSHIP OF SHARES OF COMMON     NUMBER OF     OWNERSHIP OF SHARES OF COMMON
           STOCKHOLDERS                  STOCK PRIOR TO OFFERING         SHARES            STOCK AFTER OFFERING
                                                                         OFFERED
------------------------------------ -------------------------------- -------------- ---------------------------------
                                     SHARES       PERCENTAGE                         SHARES       PERCENTAGE
------------------------------------ ------------ ------------------- -------------- ------------ --------------------
Castlebridge Partners, LLC           568,750       7.3%               568,750        0            0%
900 West Jackson
Suite 7E
Chicago, IL 60607
------------------------------------ ------------ ------------------- -------------- ------------ --------------------
SPARKEnergy.Com                      29,167       *                   29,167         0            0%
Corporation
12 Salt Creek Lane, Suite 410
Hinsdale, Illinois  60521
------------------------------------ ------------ ------------------- -------------- ------------ --------------------

* Less than 1%
                              PLAN OF DISTRIBUTION
GENERAL

                  One of the selling shareholders Castlebridge Partners LLC (568,750 shares) is registering its shares in order to induce its lender to accept the shares as collateral for business financing. Castlebridge Partners LLC has no present intention of selling such shares and may not sell such shares without our prior consent. Under an agreement, Sparkenergy.com Corporation (29,167 shares) will not sell more than 2,000 shares per day and will not sell shares at a price below $4.00 per share.

         TRANSACTIONS. The selling stockholders, and their respective donees and pledges, may offer and sell the common stock in one or more of the following transactions:

     o        on the NASDAQ Stock market,
     o        in the over-the-counter market,
     o        in negotiated transactions,
     o        through put or call option transactions relating the shares, or
     o        in a combination of any of these transactions.

         PRICES. The selling stockholders may sell the shares of common stock at any of the following prices:

     o        fixed prices which may be changed,
     o        market prices prevailing at the time of sale,
     o        prices related to prevailing market prices or negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling stockholders may effect transactions by selling the shares of common stock in any of the following ways:

     o        directly to purchasers or
     o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the Securities and Exchange Commission (the "SEC") the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the common stock sold by the selling stockholders hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Pursuant to Section 102 (b)(7), the Company's Certificate of Incorporation provides that no director is personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of the Company against all expense, loss or liability in connection therewith.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgements, fines and amounts paid in settlements actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnification for such expenses despite such adjudication of liability. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition upon the delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         The Company has directors' and officers' liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for us by Robinson Brog Leinwand Greene Genovese & Gluck P.C., 1345 Avenue of the Americas, New York, New York. Allen J. Rothman, a partner at Robinson Brog Leinwand Greene Genovese & Gluck P.C., is one of our directors and, as of February 2, 2001, beneficially owned 233,500 shares of our common stock (including options to acquire common stock granted by us pursuant to, among other things, our 2000 executive incentive compensation plan.

                                     EXPERTS

         The consolidated financial statements of U.S. Energy Systems, Inc. included in our annual report on Form 10-KSB for the year ended January 31, 2000, incorporated by reference in this Prospectus have been audited by Richard
A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Castlebridge, an entity in which we have a 25% interest, as of December 31, 1999 and for the year then ended, have been incorporated by reference in this prospectus from the amendment to our Current Report on Form 8-K filed on November 6, 2000 in reliance upon the report of Gleeson, Sklar, Sawyers & Cumpata LLP independent certified public accountants, on their audit of those financial statements given upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 000-24244. You may read and copy any document in our public files at the SEC's offices at:

                         o       Judiciary Plaza
                                 450 Fifth Street, N.W.
                                 Room 1024
                                 Washington, D.C. 20549,

                         o       500 West Madison Street
                                 Suite 1400
                                 Chicago, Illinois 60606

                                            and

                         o       7 World Trade Center
                                 Suite 1300
                                 New York, New York 10048.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the NASDAQ Stock market under the symbol "USEY."

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act by us before the termination of this offering:

     o Our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2000, our Quarterly Reports on Form 10-QSB and Form 10QSB/A for the fiscal quarter ended April 30, 2000, our Quarterly Reports on Form 10-QSB for the fiscal quarter ended July 31, 2000 and October 31, 2000 and our Current Reports on Form 8-K dated May 4, 2000, August 7, 2000, August 23, 2000 (including two amendments on Form 8-K/A), September 22, 2000 and November 28, 2000.

     o            The   description  of  our  common  stock   contained  in  our
                  registration statement on Form 8-A dated March 9, 1982.

         We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus (other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus). You may make a request in writing or by telephone. Requests for such copies should be directed to the following address:

                           U.S. Energy Systems, Inc.
                           One North Lexington Avenue, 4th Floor
                           White Plains, New York  10601
                           Attn: Chief Operating Officer
                           Telephone: (914) 993-6443

    This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

                                 597,917 SHARES

                            U.S. ENERGY SYSTEMS, INC.

                                  COMMON STOCK

                              ---------------------

                                   PROSPECTUS

                              ---------------------

                               February [ ], 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  following  table sets  forth the costs and  expenses  (other  than underwriting  and  brokerage  discounts,  commissions  and fees and  legal  fees incurred by the Selling Stockholders, if any, payable by such Selling Stockholders) payable in connection with the sale and distribution of the shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the NASDAQ additional listing fee. All of the expenses below will be paid by the Registrant.

         Securities and Exchange Commission registration fee                    $    775

         NASDAQ additional listing fee                                          $  2,000

         Legal fees and expenses                                                $  5,000

         Accounting fees and expenses                                           $  2,500

         Printing and engraving expenses                                        $  1,000

         Transfer Agent and Registrar fees                                      $  1,000

         Miscellaneous                                                          $  1,000
                                                                                ---------
                           Total                                                $  13,275
                                                                                =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Pursuant to Section 102 (b)(7), the Company's Certificate of Incorporation provides that no director is personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of the Company against all expense, loss or liability in connection therewith.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgements, fines and amounts paid in settlements actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnification for such expenses despite such adjudication of liability. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition upon the delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         The Company has directors' and officers' liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
------   -----------

        2 Subscription Agreement dated as of August 23, 2000, by and among U.S. Energy System Castlebridge, LLC ("USE Sub"), Kemper-Castlebridge, Inc., ("KC"), GKM II Corporation ("GKM") and Castlebridge Partners, LLC ("Castlebridge") (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K/A filed on September 5, 2000).

        5.1       Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.

       23.1 Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (contained in Exhibit 5)

       23.2       Consent of Richard A. Eisner & Company, LLP

       23.3       Consent of Gleeson, Sklar, Sawyers & Cumpata LLP

       24.0       Power of Attorney (included on signature page)

       99 Second Amended and Restated Operating Agreement dated as of August 23, 2000 by and between USE Sub, KC, GKM and Castlebridge.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution,

provided, however that paragraphs (i) and (ii) above do not apply if the information, required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New York on this 13th day of February, 2001.

                                              U.S. ENERGY SYSTEMS, INC.


                                              By:   /s/ Lawrence I. Schneider
                                                        ---------------------
                                                        Lawrence I. Schneider
                                                        Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence I. Schneider and Goran Mornhed, respectively, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----

/s/ Lawrence I. Schneider                   Chief Executive Officer                     January 31, 2001
    ---------------------                   and Director
    Lawrence I. Schneider


/s/ Goran Mornhed                           President and Director                      January 31, 2001
    -------------
    Goran Mornhed


/s/ Robert C. Benson                        Chief Financial                             January 31, 2001
    ----------------                        Officer
    Robert C. Benson                        (Principal Financial
                                            and Accounting Officer)


/s/ Henry Schneider                         Vice President and Director                 January 31, 2001
    ---------------
    Henry Schneider


/s/ Howard Nevins                           Director                                    January 31, 2001
    -------------
    Howard Nevins


SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----

/s/ Evan Evans                              Director                                    January 31, 2001
    ----------
    Evan Evans


/s/ Asher F. Fogel                          Director                                    January 31, 2001
    --------------
    Asher F. Fogel


/s/ Stanleigh Fox                           Director                                    January 31, 2001
    -------------
    Stanleigh Fox


/s/ Irving Levine                           Director                                    January 31, 2001
    -------------
    Irving Levine


/s/ Allen Rothman                           Director                                    January 31, 2001
    -------------
    Allen Rothman


/s/ M. Stephen Harkness                     Director                                    January 31, 2001
    -------------------
    M. Stephen Harkness

                                      II-5

                                  EXHIBIT INDEX


NUMBER                     DESCRIPTION                                   PAGE
------                     -----------                                   ----

        2 Subscription Agreement dated as of August 23, 2000, by and among U.S. Energy System Castlebridge, LLC ("USE Sub"), Kemper-Castlebridge, Inc., ("KC"), GKM II Corporation ("GKM") and Castlebridge Partners, LLC ("Castlebridge") (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K/A filed on September 5, 2000).

        5.1       Opinion of Robinson Brog Leinwand
                  Greene Genovese & Gluck P.C.

       23.1       Consent of Robinson Brog Leinwand
                  Greene Genovese & Gluck P.C.
                  (contained in Exhibit 5)

       23.2       Consent of Richard A. Eisner & Company, LLP

       23.3       Consent of Gleeson, Sklar, Sawyers & Cumpata LLP

       24.0       Power of Attorney (included on signature page)

       99 Second Amended and Restated Operating Agreement dated as of August 23, 2000 by and between USE Sub, KC, GKM and Castlebridge.

                                                                    EXHIBIT 5
February 13, 2001

U.S. Energy Systems, Inc.
515 N. Flagler Drive, Suite 702
West Palm Beach, Florida  33401

         RE:  OFFERING OF SHARES PURSUANT TO REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         We have acted as counsel to U.S. Energy Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of 597,917 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock").

         This Opinion Letter is governed by and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and this Opinion should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware. In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of
(a) the Amended and Restated Certificate of Incorporation and By-Laws, as amended, of the Company as currently in effect, (b) the Registration Statement,
(c) certain resolutions adopted by the Company's Board of Directors and (d) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

         Based on and subject to the foregoing, we are of the following opinion:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

         2. The Shares have been validly issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                               Very truly yours,



                                               Robinson Brog Leinwand
                                               Greene Genovese & Gluck, P.C.
                                               By: /s/ Allen J. Rothman
                                                       ----------------
                                                       Allen J. Rothman


                                      11-7

                                                              EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors
U.S. Energy Systems, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated April 7, 2000 of the consolidated financial statements of U.S. Energy Systems, Inc. and subsidiaries included in its' Annual Report on Form 10-KSB for the year ended January 31, 2000. We also consent to the reference to our firm under the caption "Experts" in the prospectus.




                                       /s/ Richard A. Eisner & Company, LLP
                                           --------------------------------
                                           Richard A. Eisner & Company, LLP


New York, New York
February 12, 2001

                                                               EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors
U.S. Energy Systems, Inc.


         We consent to the use of our report, dated September 29, 2000, incorporated herein by reference, in the Registration Statement of U.S. Energy Systems, Inc., on Form S-3 relating to the balance sheets of Castlebridge Partners LLC as of December 31, 1999, and the related statements of income and members' equity and cash flows of the year then ended, which report appears in the Amendment to the Current Report on Form 8-K of U.S. Energy Systems, Inc. filed on November 6, 2000. We also consent to the reference to our firm under the caption "Experts" included in the Registration Statement.



/s/ Gleeson, Sklar, Sawyers & Cumpata LLP
    -------------------------------------
    Gleeson, Sklar, Sawyers & Cumpata LLP
    Elgin, Illinois
    February 13, 2001


                                      II-9